Exhibit 5.1

April 19, 2013
Vector Group Ltd.
100 S.E. Second Street
Miami, FL 33131

Re:    Registration of 7.750% Senior Secured Notes due 2021 of Vector Group Ltd.
Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-4 (such registration statement, as amended or supplemented, the “Registration Statement”) , of Vector Group Ltd., a Delaware corporation (the “Issuer”), in connection with the Issuer's offer to exchange up to $450,000,000 aggregate principal amount of the Issuer's 7.750% Senior Secured Notes due 2021 (the “Exchange Notes”) and the related guarantees (the “Exchange Guarantees”) provided by the subsidiaries of the Issuer listed on Schedule I hereto (the “Subsidiary Guarantors”), each of which will be registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of the Issuer's outstanding 7.750% Senior Secured Notes due 2021 (the “Original Notes”) and the related guarantees (the “Original Guarantees”) provided by the Subsidiary Guarantors.
We have acted as special counsel to the Issuer and the Subsidiary Guarantors in connection with the transactions described above. In our capacity as such counsel, we have examined originals or copies of (i) the Registration Statement, (ii) the Indenture, dated as of February 12, 2013, by and among the Issuer, the Subsidiary Guarantors and U.S. Bank National Association (the “Trustee”), and (iii) such other corporate and other records and documents we considered appropriate. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.
In connection with the opinion expressed in paragraph 2 below, we have assumed the matters set forth in opinion paragraphs 1 and 2 in the opinion of Robert T. Vaughan, Jr., P.C., dated the date hereof, a copy of which has been delivered to you, as to matters of Virginia law.
On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

1.
The Exchange Notes and the Exchange Guarantees have been duly authorized by all necessary corporate or limited liability company action on the part of the Issuer and the Delaware Guarantors (as defined in Schedule I hereto), as applicable; and

2.
Upon the acceptance for exchange of the Original Notes and the Original Guarantees and the delivery of the Exchange Notes and Exchange Guarantees in exchange for the Original Notes and Original Guarantees in accordance with the Prospectus constituting part of the Registration Statement, and upon the authentication of the certificates representing the Exchange Notes by a duly authorized signatory of the Trustee, the Exchange Notes and the Exchange Guarantees will be the legally valid and binding obligations of the Issuer and the Subsidiary Guarantors, as applicable, enforceable against the Issuer and the Subsidiary Guarantors in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

The law covered by this opinion letter is limited to the present law of the State of New York, the present Delaware Limited Liability Company Act and the present Delaware General Corporation Law. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority or any jurisdiction.
This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S‑K promulgated under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus included in the Registration Statement, other than as expressly stated herein with respect to the Exchange Notes and the Exchange Guarantees.
We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.
Respectfully submitted,

/s/ O'Melveny & Myers LLP

Schedule I

*100 Maple LLC, a Delaware limited liability company
*Accommodations Acquisition Corporation, a Delaware corporation
*Eve Holdings Inc., a Delaware corporation
*Liggett & Myers Holdings Inc., a Delaware corporation
*Liggett Group LLC, a Delaware limited liability company
*Liggett Vector Brands LLC, a Delaware limited liability company
*V.T. Aviation LLC, a Delaware limited liability company
*Vector Research LLC, a Delaware limited liability company
Vector Tobacco Inc., a Virginia corporation
*VGR Aviation LLC, a Delaware limited liability company
*VGR Holding LLC, a Delaware limited liability company

* Collectively, the “Delaware Guarantors"